Exhibit 7.1

May 25, 2007

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

We confirm that we have reviewed the responses of Hydron Technologies, Inc. with respect to Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review of their Form 8-K dated May 20, 2007. We agree with all of the statements contained therein that pertain to us and in response to Item 4.02.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

/s/ SHERB & CO., LLP

SHERB & CO., LLP